Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR YEAR END 2004

HOUSTON, March 2, 2005 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $3.9 million, or $0.22 per share for the three months ended December 31, 2004, versus net income of $2.4 million or $0.14 per share for the fourth quarter of 2003. Total revenues for the quarter ended December 31, 2004 were $57.1 million, compared with revenues of $51.9 million for the same period in 2003.

For the twelve months ended December 31, 2004, net income was $12.5 million, or $0.72 per share, compared with net income of $9.0 million, or $0.52 per share, for the same period in 2003. The 2003 results included the $900,000 after-tax effect of settling a previously disclosed warranty claim related to the Company’s drilling riser product. Revenues for the twelve months ended December 31, 2004 were $221.6 million, versus revenues of $219.5 million for the same period in 2003.

In addition, the Company announced that its current backlog is approximately $170 million, compared to its December 31, 2004 backlog of $127 million and its December 31, 2003 backlog of $64 million. The Company currently expects its results of operations for the first quarter of 2005 to approximate results of operations experienced in the fourth quarter of 2004, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2004	2003	2004
Revenues	$51,921	$57,065	$219,498	$221,586
Cost and expenses:
Cost of sales	37,229	37,963	157,988	153,433
Selling, general and administrative	6,916	9,267	29,039	32,749
Engineering and product development	3,820	4,615	16,525	17,090
Special items	0	0	1,400	0

	47,965	51,845	204,952	203,272

Operating income	3,956	5,220	14,546	18,314
Interest expense	335	271	1,559	1,100

Income before income taxes	3,621	4,949	12,987	17,214
Income tax provision	1,206	1,063	4,036	4,741

Net income	$2,415	$3,886	$8,951	$12,473

Diluted earnings per share	$0.14	$0.22	$0.52	$0.72

Weighted average shares – fully diluted	17,293	17,476	17,293	17,370

Depreciation and amortization	$2,666	$3,116	$10,558	$11,779

Capital expenditures	$1,078	$3,883	$8,328	$17,061